Exhibit 10.63

August 25, 2009

Gordon Brooks

[address]

Dear Gordon:

I am pleased to extend to you an offer to join Blue Coat Systems, Inc. (the “Company”) as Senior Vice President and Chief Financial Officer, reporting to Brian NeSmith, President and Chief Executive Officer. While we anticipate that you will commence employment with the Company on September 1, 2009, this will confirm that your services as Chief Financial Officer will not commence until immediately after the Company files its quarterly report on Form 10-Q for its first fiscal quarter, ended July 31, 2009.

We have structured a compensation package for you that consists of the following components:

•	An annual base salary of $330,000 paid according to standard company payroll policies.

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Eligibility to participate in the Company’s quarterly Profit Sharing Bonus Plan at the Tier One Level. We anticipate that in Fiscal 2010 the Tier One Level will pay 50 percent of an individual’s target base pay when the Company meets its quarterly profitability goals. This plan may be amended, terminated or replaced from time to time, with or without notice, by the Company’s Compensation Committee.

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An option to purchase 100,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted, which will be the third Thursday of the month after you commence employment. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement. This award has been approved by the Company’s Compensation Committee and is subject to your commencement of employment and execution of the appropriate stock option agreement. This award will not be made under the Company’s 2007 Stock Incentive Plan and, instead, will be subject to applicable NASDAQ rules on inducement awards.

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An award of 33,350 restricted stock units (“RSUs”). You will vest 25% of the RSUs on December 15, 2010, and the balance will vest in yearly installments on the anniversary of such Quarterly Vesting Date over the next 3 years of service, as described in the applicable restricted stock unit agreement. This award has been approved by the Company’s Compensation Committee and is subject to your commencement of employment, the execution of the appropriate restricted stock agreement and the Company’s filing of a Registration Statement on Form S-8, which we anticipate will be made at or about the time the Company files its quarterly report on Form 10-Q for the second fiscal quarter, ending October 31, 2009. This award will not be made under the Company’s 2007 Stock Incentive Plan and, instead, will be subject to applicable NASDAQ rules on inducement awards.

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Eligibility for all standard benefits according to the Company’s U.S. benefits plan. This includes automatic enrollment in the Company’s 401(k) Plan, unless you give our provider, Fidelity Investments, prompt notice of your election not to participate in that plan. Information on benefits will be supplied to you as soon as possible.

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Eligibility for other benefits offered to the Company’s senior executive officers, generally, including as available under the Company’s Executive Change in Control Severance Agreement and Indemnification Agreement, should you elect to execute those agreements.

Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to provide verification of your identity and your legal right to work in the United States. This offer is contingent upon your ability to provide us with such documentation.

You will be required to complete an application form and a reference and background check authorization form. Your offer of employment is contingent upon your execution of the application form and our receipt of satisfactory results from the reference and background check.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company with respect to its subject matter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, and its benefits and compensation plans, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s President and CEO.

Any dispute between you and the Company with respect to your employment and the terms and conditions of this offer of employment will be governed by the Arbitration Provision attached hereto as Exhibit A.

This letter and the enclosed Proprietary Information and Inventions Agreement supersede any prior understandings or agreements, whether oral or written, between you and the Company and, when timely accepted by you, will constitute the agreement between you and the Company with respect to your employment. These documents may not be amended or modified except by an express written agreement signed by you and the Company’s President and CEO.

We look forward to your joining Blue Coat and believe that you will find this organization to be a truly exciting and fulfilling place to work!

This offer will remain open until the end of business on August 21, 2009 and your signature below acknowledges your acceptance of these terms.

Best Regards,

/s/ Terry Dyckman	/s/ Gordon Brooks	August 25, 2009
Terry Dyckman	Gordon Brooks	Date
VP, Human Resources
Blue Coat Systems, Inc.	My start date will be September 1, 2009

EXHIBIT A

BLUE COAT SYSTEMS, INC.

EMPLOYMENT ARBITRATION PROVISION

(a) Any dispute arising under my offer letter from the Company or otherwise relating to my employment with the Company, including the termination of my employment or any condition of or benefit with respect to my employment (“Dispute”), shall be finally resolved by arbitration under the administration of JAMS and in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (“Rules”) in the jurisdiction in which I am, or was, employed by the Company. Copies of these rules are available at http://www.jamsadr.com, and shall be made available to me upon request. Any disputes concerning the enforcement, scope, or applicability of this Arbitration Provision shall in the first instance be determined by the arbitrator in accordance with the Federal Arbitration Act. Should either of us disregard this provision and initiate an action in any court or administrative agency with respect to a Dispute, the other party may apply to a court of competent jurisdiction to order the matter to arbitration. The prevailing party in any such hearing shall be entitled to recover its reasonable costs and attorneys’ fees incurred in connection therewith.

(b) Either of us may initiate arbitration to resolve a Dispute by delivering to the other party through personal delivery, certified or registered mail, a written demand for arbitration. The demand shall include a concise statement of the issue(s) to be arbitrated, along with a statement setting forth the relief requested. Along with the demand for arbitration, if I am the filing party, I shall submit a check or money order payable to “JAMS” in the amount of the then prevailing JAMS initial Case Management Fee, as my portion of the administrative fees of the arbitration. Thereafter, the remaining costs of the arbitration (such as the arbitrator’s fees, costs of a court reporter, and room rental fees, if any), but not the cost of any transcript, shall be paid by the Company. Any remaining fees and costs, including but not limited to attorneys’ fees shall, subject to any remedy to which the prevailing party may be entitled to under the law, be borne by each party to the same extent as that party would be responsible for such fees and costs were the Dispute litigated in court. Any demand for arbitration by either of us must be filed within the statute or statutes of limitation that is or are applicable to the claim or claims relating to the Dispute upon which arbitration is sought or required. Any failure to request arbitration within this time frame and according to this Arbitration Provision shall constitute a waiver of all rights to raise any claims in any forum arising out of the Dispute.

(c) The arbitrator be empowered to award either party any remedy at law or in equity to which the prevailing party would otherwise have been entitled had the Dispute been litigated in court, including but not limited to, general, special and punitive damages, recoverable costs, attorney fees (where provided by statute or contract) and injunctive relief; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with law. The arbitrator shall issue a signed written statement regarding the disposition of each claim of the Dispute and the relief, if any, awarded as to each claim. The arbitrator will also provide a concise written statement of the reasons for the award, stating the essential findings and conclusions on which the award was based.

(d) Notwithstanding the foregoing provisions of this provision, nothing herein is intended to nor shall preclude (i) me from filing any administrative charge of discrimination with the United States Equal Employment Opportunity Commission or equivalent state agency, or (ii) either me or the Company from seeking temporary or preliminary injunctive relief from a court of applicable jurisdiction pending final resolution of a Dispute.

(e) Except for the Federal Arbitration Act, the interpretation of any matter in the Dispute (including matters arising under my offer letter from the Company or otherwise relating to my employment with the Company, including the termination of my employment or any condition of or benefit with respect to my employment) shall be governed by and construed in accordance with the laws of (a) the State of Texas, if I am employed in Texas; (b) the State of Utah, if I am employed in Utah; and (c) the State of California, if I am employed in a state other than Texas or Utah. The application of Texas, Utah or California law to this Agreement shall not act as a means to add to or increase the statutory or administrative rights granted to employees in the jurisdiction in which I am, or was, employed by the Company in the event that I seek enforcement of such statutory or administrative rights against the Company. In such event, the arbitrator or presiding official shall apply only the statutory and administrative laws of the state in the jurisdiction in which I am, or was, employed by the Company.